EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. reported net income of $1,154,000, or $.49 per fully diluted share, for the third quarter of 2012. Our results for the period represent an increase of 30 percent over net income of $887,000, or $0.38 per fully diluted share, reported for the third quarter of 2011. Through the first nine months of 2012, Southern's net income was $3,183,000, or $1.34 per fully diluted share, compared with $2,397,000, or $1.03 per fully diluted share, for the same nine month period a year ago.

Southern's earnings growth reflects across-the-board improvements in most key financial performance metrics. In addition, our emphasis on broadening relationships with small and mid-sized businesses produced positive results. Total loans grew by nearly $18 million through the first nine months of this year. Checking and other noninterest bearing deposits increased by about $9 million during the same nine-month period. As of September 30, 2012, total assets were $515.6 million compared with $509.2 million at December 31, 2011.

Net interest income for the third quarter of 2012 increased 11 percent to $4.384 million compared with the third quarter of last year. Residential mortgage refinancing activity boosted net gains from loan sales to $519,000, an increase of 68 percent from the same quarterly period of 2011. Southern's annualized return on average assets through the first three quarters of 2012 was 0.82 percent compared with 0.64 percent for the same period of 2011. The annualized return on average equity was 7.94 percent for the first nine months of 2012 compared with 6.46 percent for the corresponding period of 2011.

Asset quality continued to improve as loan delinquencies further decreased by 21 basis points to 2.06 percent of loans at September 30, 2012, as compared to 2.27 percent at September 30, 2011. Net loan charge-offs for the quarter declined by more than 50 percent to $155,000 compared to $379,000 for the same quarter last year. For the nine-month period ended September 30, 2012, net charge-offs totaled $1.1 million compared with $1.171 million through the first three quarters of 2011. Our provision expense of $350,000 for the third quarter of 2012 enabled Southern to maintain its allowance for loan losses at $5,362,000 or 1.53 percent of total loans.

The Board of Directors and management are pleased with Southern's performance through the first nine months of 2012, and we remain cautiously optimistic that our positive trends can be sustained through the remainder of this year and into 2013. Our loan pipeline is growing as businesses and individuals throughout our four county region recognize the value of a relationship with a financially strong and locally committed community bank. However, sluggish economic growth regionally and nationally, a dramatic rise in costly bank regulations and uncertainties in governmental fiscal policies are obstacles that we continue to face. We have overcome many of these types of challenges in the past and expect to do so into the future.

The Jumpstart our Business Startups Act or JOBS Act signed into law April 5, 2012 allows community bank holding companies to suspend reporting obligations with the Securities and Exchange Commission if they have fewer than 1,200 registered shareholders, compared to 300 shareholders before the law was passed. After careful consideration and analysis, the Board of Directors has determined that it is in the best interest of our shareholders for Southern to suspend its reporting obligations under the Securities Exchange Act of 1934 and discontinue reporting to the SEC. We anticipate expense savings from eliminated costs associated with SEC filings, professional fees, etc. to be $150,000 or more annually. The process of suspending reporting obligations is relatively straightforward, and we anticipate that we will suspend our reporting obligations effective on or about January 1, 2013. We will still be required to file our Annual Report on Form 10-K for the year ended December 31, 2012.

Please feel free to contact me, members of our management team or any of our directors should you have any questions or comments. Your continued support is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer